Exhibit 23.1







[Letter Head of McGovern, Hurley, Cunningham, LLP]






                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed by Altair International Inc. ("Altair"), pertaining to 3,177,945 common shares of Altair to be offered by Altair, of our report dated March February 17, 2000 (except as to Note 17 which is as of April 7, 2000) appearing in the Annual Report on Form 10-K of Altair International Inc. for the year ended December 31, 1999, and to references to our firm under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


                                        /s/ McGovern, Hurley, Cunningham,LLP
                                        --------------------------------
                                        McGovern, Hurley, Cunningham,LLP

                                        Chartered Accountants

North York, Canada
May 4, 2000